As filed with the Securities and Exchange Commission on June 15, 2017
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ____________________________________________
Abercrombie & Fitch Co.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	31-1469076
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
6301 Fitch Path, New Albany, Ohio 43054
(Address of Principal Executive Offices) (Zip Code)

Abercrombie & Fitch Co.
2016 Long-Term Incentive Plan for Associates,
as amended effective June 15, 2017
(Full Title of the Plan)

Robert E. Bostrom
Senior Vice President, General Counsel and Corporate Secretary
Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054
____________________________(614) 283-6500____________________________

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)
With Copy To: Elizabeth Turrell Farrar, Esq. Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215 ______________________(614) 464-5607______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company Emerging growth company	☐ ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________________________________________
CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share	1,200,000 shares	$12.70 (2)	$15,240,000	$1,766.32

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance and delivery pursuant to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates (as amended, the “Plan”) in accordance with the anti-dilution provisions of the Plan as the result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction or adjustment affecting the Class A Common Stock of Abercrombie & Fitch Co. (the “Registrant”) as specified in such anti-dilution provisions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and computed on the basis of the average of the high and low sales prices for a share of Class A Common Stock as reported on the New York Stock Exchange on June 12, 2017.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates (as amended effective as of June 15, 2017, the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed by Abercrombie & Fitch Co. (the “Registrant” or the “Company”) with the Commission, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:

(i)	the Annual Report on Form 10-K of the Registrant for the fiscal year ended January 28, 2017, filed with the Commission on March 27, 2017;

(ii)
the Quarterly Report on Form 10-Q of the Registrant for the quarterly period ended April 29, 2017, filed with the Commission on June 5, 2017, as amended by the Quarterly Report on Form 10-Q/A (Amendment No. 1) of the Registrant for the quarterly period ended April 29, 2017, filed with the Commission on June 6, 2017;

(iii)
the Current Reports on Form 8-K (excluding any information furnished under Item 2.02 or Item 7.01 thereof) of the Registrant filed with the Commission on February 1, 2017, February 16, 2017, February 21, 2017, March 31, 2017, May 12, 2017, and May 23, 2017; and

(iv)
the description of the Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), of the Registrant contained in the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 3, 2002, filed with the Commission on September 16, 2002, as amended by the description of the Class A Common Stock contained in the Current Report on Form 8-K filed by the Registrant with the Commission on June 16, 2009, the Current Report on Form 8-K filed by the Registrant with the Commission on June 17, 2011, the Current Report on Form 8‑K filed by the Registrant with the Commission on November 21, 2011 and the Current Report on Form 8‑K filed by the Registrant with the Commission on January 28, 2014, together with any subsequent amendments or reports filed for the purpose of updating such description.

All documents which may be filed by the Registrant with the Commission pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

On behalf of the Registrant, the law firm of Vorys, Sater, Seymour and Pease LLP, 52 East Gay Street, Columbus, Ohio 43215, will pass upon the validity of the issuance of the securities being registered on this Registration Statement. As of June 13, 2017, members of Vorys, Sater, Seymour and Pease LLP, and attorneys employed thereby or of counsel thereto, together with members of their immediate families, owned an aggregate of 11,310 shares of Class A Common Stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the person is or was a director or officer of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action by or in the right of the corporation, however, such indemnification may only apply to expenses actually and reasonably incurred in connection with the defense or settlement of the action or suit and no such indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that an appropriate court determines that such person is fairly and reasonably entitled to indemnification for such expenses the court deems proper. To the extent that such person has been successful on the merits or otherwise in defending any action, suit or proceeding referred to above or any claim, issue or matter therein, the corporation must indemnify such person against the expenses actually and reasonably incurred by such person in connection therewith.

Amended and Restated Bylaws

Article V of the Registrant’s Amended and Restated Bylaws provides as follows:

Section 5.01. Indemnification. (a) The corporation shall indemnify and hold harmless any person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, to the fullest extent permitted by the laws of Delaware as they may exist from time to time. The right to indemnification conferred in this Article V shall also include the right to be paid by the corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the laws of Delaware as they may exist from time to time.

(b)    The corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the laws of Delaware as they may exist from time to time.

Section 5.02. Insurance. The proper officers of the corporation, without further authorization by the Board of Directors, may in their discretion purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent for another corporation, partnership, joint venture, trust or other enterprise, against any liability.

Section 5.03. ERISA. To assure indemnification under this Article V of all such persons who are or were “fiduciaries” of an employee benefit plan governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974”, as amended from time to time, the provisions of this Article V shall, for the purposes hereof, be interpreted as follows: an “other enterprise” shall be deemed to include an employee benefit plan; the corporation shall be deemed to have requested a person to serve as an employee of an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to said Act of Congress shall be deemed “fines”; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

Section 5.04. Contractual Nature. The foregoing provisions of this Article V shall be deemed to be a contract between the corporation and each director and officer who serves in such capacity at any time while this Article V is in effect. Neither any repeal or modification of this Article V or, to the fullest extent permitted by the laws of Delaware, any repeal or modification of laws, shall affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

Section 5.05. Construction. For the purposes of this Article V, references to “the corporation” include in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director or officer of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Amended and Restated Certificate of Incorporation

Section 4 of Article SIXTH of the Registrant’s Amended and Restated Certificate of Incorporation provides as follows:

Section 4. Elimination of Certain Personal Liability of Directors. A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of any fiduciary duty as a director to the fullest extent permitted by Delaware Law.

Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates, as amended effective June 15, 2017

Section 3(c) of the Plan provides that the members of the Compensation and Organization Committee of the Board of Directors of the Registrant (the “Committee”), any person acting pursuant to authority delegated by the Committee, and any officer or associate of the Registrant or a subsidiary or affiliate of the Registrant acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Registrant with respect to any such action or determination.

Indemnification Agreements

The Registrant has entered into an indemnification agreement with each of the Registrant’s directors and executive officers that provide for, among other things, the indemnification of such persons by the Registrant to the fullest extent permitted or required by the laws of the State of Delaware; the advancement to such persons by the Registrant of certain expenses; related notification and determination procedures and presumptions of entitlement; and other related matters.

Executive Agreements

The Registrant has entered into executive agreements with Stacia Andersen, Robert E. Bostrom, Joanne C. Crevoiserat, Fran Horowitz and Kristin Scott, each of whom is an executive officer of the Registrant. The executive agreements include within their respective terms a provision requiring the Registrant to indemnify, defend, and hold the executive officer harmless to the maximum extent permitted by law and the Registrant’s Amended and Restated Bylaws against all judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by the executive officer in connection with the defense of or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the executive officer is made or is threatened to be made a party by reason of the fact that the executive officer is or was an officer or director of the Registrant. Subject to the terms of the Registrant’s directors and officers indemnification policies then in effect, the Registrant also acknowledges in each executive agreement that the executive officer will be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Registrant then maintains to indemnify its directors and officers.

Directors and Officers Insurance Policies

The Registrant maintains insurance policies providing for indemnification of directors and officers and for reimbursement to the Registrant for monies which the Registrant may pay as indemnity to any director or officer, subject to the conditions, limitations and exclusions of the policies and specified retention provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed with or incorporated by reference into this Registration Statement:

4.1
Amended and Restated Certificate of Incorporation of Abercrombie & Fitch Co. as filed with the Delaware Secretary of State on August 27, 1996, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended November 2, 1996 (File No. 001-12107).

4.2
Certificate of Designation of Series A Participating Cumulative Preferred Stock of Abercrombie & Fitch Co. as filed with the Delaware Secretary of State on July 21, 1998, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 1999 (File No. 001-12107).

4.3
Certificate of Decrease of Shares Designated as Class B Common Stock as filed with the Delaware Secretary of State on July 30, 1999, incorporated herein by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 1999 (File No. 001-12107).

4.4
Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Abercrombie & Fitch Co., as filed with the Delaware Secretary of State on June 16, 2011, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated and filed on June 17, 2011 (File No. 001-12107).

4.5
Amended and Restated Certificate of Incorporation of Abercrombie & Fitch Co., reflecting amendments through the date of this Registration Statement, incorporated herein by reference to Exhibit 3.2 to the

Registrant’s Quarterly Report on Form 10‑Q for the quarterly period ended July 30, 2011 (File No. 001-12107). [This document represents the Amended and Restated Certificate of Incorporation of Abercrombie & Fitch Co. in compiled form incorporating all amendments. This compiled document has not been filed with the Delaware Secretary of State.]

4.6
Certificate regarding Approval of Amendment to Section 2.03 of Amended and Restated Bylaws of Abercrombie & Fitch Co. by Stockholders of Abercrombie & Fitch Co. at Annual Meeting of Stockholders held on June 10, 2009, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated and filed June 16, 2009 (File No. 001-12107).

4.7
Certificate regarding Approval of Addition of New Article IX of Amended and Restated Bylaws by Board of Directors of Abercrombie & Fitch Co. on June 10, 2009, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated and filed June 16, 2009 (File No. 001-12107).

4.8
Certificate regarding Approval of Amendments to Sections 1.09 and 2.04 of Amended and Restated Bylaws of Abercrombie & Fitch Co. by Board of Directors of Abercrombie & Fitch Co. on November 15, 2011, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8‑K dated and filed November 21, 2011 (File No. 001‑12107).

4.9
Amended and Restated Bylaws of Abercrombie & Fitch Co. reflecting amendments through the date of this Registration Statement, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended October 29, 2011 (File No. 001-12107). [This document represents the Amended and Restated Bylaws of Abercrombie & Fitch Co. in compiled form incorporating all amendments.]

4.10	Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates, as amended effective June 15, 2017.

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding the validity of securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1).

24.1	Powers of Attorney of Directors and Certain Executive Officers of Abercrombie & Fitch Co.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

[Remainder of page intentionally left blank; signatures begin on following page]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, State of Ohio, on the 15th day of June, 2017.

ABERCROMBIE & FITCH CO.

By:	/s/ Joanne C. Crevoiserat
Joanne C. Crevoiserat
Executive Vice President, Chief Operating Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on the 15th day of June, 2017.

Signature	Title

/s/ Arthur C. Martinez*	Executive Chairman of the Board and Director
Arthur C. Martinez

/s/ Fran Horowitz*	Chief Executive Officer and Director (Principal Executive Officer)
Fran Horowitz

/s/ James B. Bachmann*	Director
James B. Bachmann

/s/ Bonnie R. Brooks*	Director
Bonnie R. Brooks

/s/ Terry L. Burman*	Director
Terry L. Burman

/s/ Joanne C. Crevoiserat	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer; and Principal Accounting Officer)
Joanne C. Crevoiserat

/s/ Sarah M. Gallagher*	Director
Sarah M. Gallagher

/s/ Michael E. Greenlees*	Director
Michael E. Greenlees

/s/ Archie M. Griffin*	Director
Archie M. Griffin

/s/ Charles R. Perrin*	Director
Charles R. Perrin

Signature	Title

/s/ Stephanie M. Shern*	Director
Stephanie M. Shern

*
The above-named directors of the Registrant sign this Registration Statement by Joanne C. Crevoiserat, their attorney-in-fact, pursuant to the Power of Attorney signed by each of the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-8, all in the capacities indicated and on June 15, 2017.

By:	/s/ Joanne C. Crevoiserat
Joanne C. Crevoiserat
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description	Location
4.1	Amended and Restated Certificate of Incorporation of Abercrombie & Fitch Co. as filed with the Delaware Secretary of State on August 27, 1996	Incorporated herein by reference to Exhibit 3.1 to the Quarterly Report of Abercrombie & Fitch Co. (the “Registrant”) on Form 10-Q for the quarterly period ended November 2, 1996 (File No. 001-12107)
4.2	Certificate of Designation of Series A Participating Cumulative Preferred Stock of Abercrombie & Fitch Co. as filed with the Delaware Secretary of State on July 21, 1998	Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 1999 (File No. 001-12107)
4.3	Certificate of Decrease of Shares Designated as Class B Common Stock as filed with the Delaware Secretary of State on July 30, 1999	Incorporated herein by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 1999 (File No. 001-12107)
4.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Abercrombie & Fitch Co., as filed with the Delaware Secretary of State on June 16, 2011	Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated and filed on June 17, 2011 (File No. 001-12107)
4.5	Amended and Restated Certificate of Incorporation of Abercrombie & Fitch Co., reflecting amendments through the date of this Registration Statement
Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10‑Q for the quarterly period ended July 30, 2011 (File No. 001-12107). [This document represents the Amended and Restated Certificate of Incorporation of Abercrombie & Fitch Co. in compiled form incorporating all amendments. This compiled document has not been filed with the Delaware Secretary of State.]

4.6
Certificate regarding Approval of Amendment to Section 2.03 of Amended and Restated Bylaws of Abercrombie & Fitch Co. by Stockholders of Abercrombie & Fitch Co. at Annual Meeting of Stockholders held on June 10, 2009
Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated and filed June 16, 2009 (File No. 001-12107)
4.7	Certificate regarding Approval of Addition of New Article IX of Amended and Restated Bylaws by Board of Directors of Abercrombie & Fitch Co. on June 10, 2009	Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated and filed June 16, 2009 (File No. 001-12107)
4.8	Certificate regarding Approval of Amendments to Sections 1.09 and 2.04 of Amended and Restated Bylaws of Abercrombie & Fitch Co. by Board of Directors of Abercrombie & Fitch Co. on November 15, 2011	Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8‑K dated and filed November 21, 2011 (File No. 001‑12107).

Exhibit No.	Description	Location
4.9	Amended and Restated Bylaws of Abercrombie & Fitch Co. reflecting amendments through the date of this Registration Statement
Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended October 29, 2011 (File No. 001-12107) [This document represents the Amended and Restated Bylaws of Abercrombie & Fitch Co. in compiled form incorporating all amendments.]

4.10	Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates, as amended effective June 15, 2017	Filed herewith
5.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding the validity of securities being registered	Filed herewith
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1)	Filed herewith
24.1	Powers of Attorney of Directors and Certain Executive Officers of Abercrombie & Fitch Co.	Filed herewith